Exhibit 3.1

SPECIMEN

Number	BOWMO INC.	Shares
INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING

COMMON VOTING STOCK	CUSIP 22891305	COMMON VOTING STOCK
FULLY PAID AND NON-ASSESSABLE	PAR VALUE: $0.00001	FULLY PAID AND NON-ASSESSABLE

THIS CERTIFIES THAT

IS THE REGISTERED HOLDER OF

SHARES OF THE COMMON STOCK OF BOWMO INC., a Wyoming Corporation, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of the Certificate properly endorsed. Witness the facsimile Seal of the Corporation and the facsimile Signatures of it’s duly authorized officers.

Not Valid Unless

Initialed by Transfer Agent`

By: Authorized Initial

Madison Stock Transfer Inc

2500 Coney Island Ave.

Brooklyn, N.Y. 11223

BOWMO INC.

CORPORATE SEAL

WYOMING